Exhibit 4.46

Contract Registration No.:

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TECHNICAL SERVICE AGREEMENT
(Including Technical Training and Technology Intermediary Services)
(Registered seal)

Project Name:	Agreement 08DX028 on Monternet Short Message Services

Principal:	China Mobile Telecommunications Group Corporation (Beijing) Co., Ltd.

(Party A)

Agent:	Beijing AirInbox Information Technologies Co., Ltd. (seal)
(Party B)

Place of Execution: Haidian District, Beijing
Date of Execution: May 01, 2008
Validity Term: May 01, 2008 to April 30, 2009

Cooperation Agreement on Monternet Short Message Business of China Mobile
Telecommunications Group Corporation (Beijing) Co., Ltd.

Party A: China Mobile Telecommunications Group Corporation (Beijing) Co., Ltd.	Party B: Beijing AirInbox Information Technologies Co., Ltd.

Address: 7, Dongzhimen Nandajie, Dongcheng District, Beijing, China	33/F, 168 Xiwai Dajie, Haidian District, Beijing, China

Post code: 100007	Post code: 100044

Tel: 86-10-65546699	Tel: 010-88576000

Fax: 86-10-65541330	Fax: 010-88575900

Bank of deposit: ICBC Beijing Branch, Chang’an Sub-branch	Bank of deposit: ICBC Capital Indoor Stadium Sub-branch

Account No.: 054018-32	Account No.: 0200053719200031688

As a mobile communication operator, China Mobile Telecommunications Group Corporation (Beijing) Co., Ltd. (“Party A”), a network operator approved by the Ministry of Information Industry under the State Council, provides paid communication channels, billing platform and service of charge collection to various providers of short message contents and application services.

As a provider of short message contents and application services, Beijing AirInbox Information Technologies Co., Ltd. (“Party B"), a company engaged in communication value-added service approved by the telecommunication authorities (No. of value-added telecommunication business license: B2-20040152) provides short message value-added services directly to the users of Party A.

Both Parties have, on the principles of mutual benefits, complementing each other for mutual promotion and jointly seeking development, and through full and amicable consultations, reached an agreement as follows on the matters regarding engaging in business of Monternet short message services:

I.	Methods and Contents of Cooperation

1.
As a provider of short message network and billing platform, Party A shall provide paid communication and billing channels to Party B. During the period of cooperation, the enterprise code of Party B in the provinces where Party A is located is 901085, and the service code is 10663355.

2.
Party B shall, through the short message platform of Party A, provide value-added and application services to the users of Party A’s Monternet. Party B shall, according to the customized requirements of Party users, provide information services based on the quality and quantity as required in timely manner. Party A shall, through its own billing and support systems, provide paid services of billing and charge collection for Party B.

3.	Party B shall, through Party A’s short message channel, provide Monternet short message services only for mobile phone users of China Mobile in Beijing.

II.	Rights and Obligations of the Parties

(I) Obligations of Party A

1.	Party A shall, as required by Party B, provide billing and charge collection services of business subject to cooperation.

2.
Party A shall, in case of commissioning, maintenance and upgrading of systems and other predictable and possible operations that might result in service interruption, notify Party B of such operations, including the causes, time and period of the interruption, in the form of notification, email or others through “SIMS system” seven days before such operation.

3.
Party A shall provide Party B with relevant specifications on interface and the relevant technical protocol standards, and coordinate with Party B in connecting Party B’s server with the interface of Party A's short message gateway. Party A shall ensure smooth network transmission and perform relevant rights and obligations based on the network access agreement signed with users.

4.
Party A shall be responsible for dealing with the users’ consultation, appeal and complaints on problems of the communication network of Party A. System affixing the Responsibility of the First Recipient shall be adopted. Any problem to be assisted by Party B for solution shall be properly transferred to Party B. Party A shall follow up the handling situation and carry out users return visit.

5.	Party A shall, if possible, provide the information fees actually collected to Party B in timely manner, including user’s number and relevant fees.

6.
Party A shall be obliged to notify Party B information that formulated and official released by Party A and has direct impact on the business development of Party B, except that relevant to secrets of the state and Party A.

7.
If Party A is unable to provide services due to its improper operation or other reasons of its own, it shall inform Party B three months in advance and make explanation to the users and deal with affairs arising therefrom.

(II) Rights of Party A

1.
Party A shall not assume risks of overdue information fee as a result of reasons of the users, such as cancellation of the phone number, pre-cancellation of the phone number, out of service, refusal to pay. Users who do not receive information service will not be collected with the information fee.

2.
Party A shall has the right to formulate Monternet management measures, assessment provisions, standards of customer service and relevant documents to demand Party B for compliance and implementation. Party A will carry out assessment on Party B according to the above rules and regulations and take corresponding measures based on the result of the assessment.

3.
Party A shall have the right to review Party B’s Business License for Telecommunication and Information Services, Value-Added Telecommunication Business License, the Credibility Letter, information resource and bank accounts and other materials relevant to regular business operation as required to provide the information service under this Agreement.

4.
Party A shall have the right to review service newly added and changed by Party B and to reject such service in non-compliance with national rules on information security. If Party B makes services without authorization of Party A, Party A shall have the right to investigate corresponding liabilities of Party B in accordance with Monternet Cooperation and Management Measures.

5.
In respect of abnormally overloaded short message that effect security of network of Party A, Party A reserves the right to restrict its transmission or adjust the short message flow according to capacity of short message system. Party A shall have the right to request Party B to handle spam or illegal attacks from Party B within a time limit, otherwise, Party A shall have the right to take corresponding measures to prevent the aggravation of the situation. In case of an emergency, Party A shall have the right to interrupt the communication interface without noticing Party B in order to protect the legal rights of the users. If Party B releases illegal information through the short message platform of Party A, Party A shall have the right to immediately interrupt the communication interface with Party B and reserves the right for investigation of the Party B’s liability.

6.
Party A shall have the right to return the information fee to the user when accepting the users’ complaint caused by Party B and deduct such payment in settling accounts of Party B. If the money in the settling accounts is not adequate to set off such payment, Party B shall pay the gap to Party A.

7.
If Party B can not reach the business level same as other equivalent partners of Party A, Party A shall have the right to terminate the billing and collection agency service and/or this Agreement with Party B.

8.	Party A shall have the right to terminate or suspend the cooperative relation or the billing and collection agency service with Party B according to request of authorities at a higher level.

(III) Obligations of Party B

1.
Party B shall possess Corporate Business License for enterprises engaged in lawful operation and be qualified for content/application service business operation.  It shall provide Party A with the true business license for value-added information services issued by the Ministry of Information Industry or the local telecommunication authorities, as well as the Credibility Letter, complete after-sale service system, approval for commodity price, bank account and other information.

2.
Party B shall ensure the good service quality and the security of information, especially in the critical period, and the smooth communication channel in 7×24 hours. Party B shall be obligated to claim the exemption when opening a service to the user.

3.	If Party B wants to add or change the business, it shall file an application to Party A and such addition or change shall be made upon approval of Party A.

4.
Party B shall, in case of commissioning, maintenance and upgrading of systems and other predictable and possible operations that might result in service interruption, notify Party B of such operations, including the causes, time and period of the interruption, thought SIMS system or in writing form seven days before such operation, and shall make relevant declaration to the users. Party B shall not use such communication channel as provided by Party A to provide any payment collection service.

5.
Party B shall ensure the accuracy of its information in SIMS system, including without limitation, company name, address, tax account No., telecom value added service permit No. , contact and so on. And such information shall be immediately updated upon the change of Party B’s information. Party B shall take full responsibilities for loss caused because Party B fails to update its information in time.

6.
Party B shall log in SIM system everyday to check notices, announcement and other information issued by Party A and respond in time. Party B shall take full responsibilities for loss caused because Party B fails to check information in SIMS system.

7.
In the case of any unpaid overdue payment to Party A, Party B shall pay Party A in timely manner within the settlement period. Where Party B fails to pay the overdue payment for consecutively three months, Party A has the right to terminate the cooperation and recover the payment.

8.
Party B shall comply with Monternet cooperation and management measures, assessment provisions, standards of customer service and relevant documents formulated by Party A in order to regulate the order of the Monternet market, and shall assume relevant responsible for the violation of relevant provisions.

9.
Party B shall provide special customer service phone to accept complaints from users, and shall be responsible for dealing with the consultation, appeal and complaints of customers arising from problems other than those of the communication network of Party A, as well as consultation, cost inquiry and complaints of users arising from problems in other communication network. The Responsibility of the First Recipient shall be adopted. Any problem to be assisted by Party A for solution shall be properly transferred to Party A. Party B shall follow up the handling situation and make users return visit.

10.
In case of commissioning, Party B shall not effect the proper operation of existing networks of Party A. Party B shall send messages to the short message platform of Party A in a speed within the port traffic limit set by Party A. In absent of approval of Party A, Party B shall not carry out high-traffic test, otherwise Party B shall take full responsibilities for all consequences arising therefrom.

11.
Party B must strictly manage the network port and ID authority to ensure the security of the network and information. Party B shall assume full responsibility for any consequence arising from improper management of Party B.

12.
If Party B is unable to provide services due to its operation or other reasons of its own, it shall inform Party A three months in advance and make explanation to the users and deal with affairs arising therefrom.

13.
Party B shall ensure that it has the lawful claim to any product and relevant matters provided to Party A during cooperation or the authorization that network operators are allowed to use in accordance with this Agreement, and that the cooperative products and relevant matters will not infringe upon lawful rights of any third party (including without limitation, copy rights and rights of reputation and portrait) which can be transmitted through information network by operators upon authorization without any copyright dispute and violation of laws and regulations.

14.
If any third party files administrative complaint, bring an action or initiate arbitration because Party B has no disposal right on any cooperative product or relevant contents or any authorization made by Party B is not right, Party A shall have the right, according to the severity of the case, to jointly or optionally take following measures: (1) terminate allocation of charges under this Agreement within the limit of claim for compensation by the third party; (2) request Party B to undertake relevant charges, in which case, Party B shall apply at its own expense to the organization for dispute settlement to participate in the settlement as a third party; (3)this Agreement will be terminated in whole or in part. If the above measures can not protect Party A from losses, at the request of Party A, Party B shall be obligated to compensate all losses of Party A (including without limitation economic losses incurred during the period of the business interruption and attorney fees, legal cost or arbitration fee paid by Party A to settle the dispute) fully and timely.

15.
If Party B is not qualified for internet service operation, it shall not provide users with access to any service (including without limitation service subscription and service programming) through internet in whatsoever form. In addition, Party B shall not promote the cooperative services on the websites with the Business License for Telecommunication and Information Services. Party B shall assume all responsibilities for any violation of the above provisions during cooperation.

(IV) Rights of Party B

1.
Party B shall have the right to demand Party A to provide relevant specifications on interface and the relevant technical protocol standards, and to coordinate with Party B to provide service to the users.

2.	Party B shall have the right to, in line with the business development, request Party A to adjust limit of the network interface traffic within the system restriction of Party A.

3.
Party B shall have the right to regularly add or change the business and work out the information fee for each service, in accordance with this Agreement and Monternet cooperation and management measures.

4.
Party B shall have the right to know information that formulated and official released by Party A and has direct impact on the business development of Party B, except that relevant to secrets of the state and Party A.

5.	Party B shall have the right to demand Party A to cooperation with it in handling the user’s complaints.

6.	Party B shall have the right to demand Party A to provide billing and charge collection services of business subject to cooperation.

Registered (seal)

III.	Charge Allocation

1.	Communication fees

The communication fees incurred from the occupation of mobile network resource by the users shall be owned by Party A.

2.	Unbalanced Downlink Communication Charges:

Party A deducts the Unbalanced Downlink Communication Charges at the price of RMB0.05-0.08/piece as a result of unbalanced downlink communication of Party B: unbalanced uplink and downlink short message flow = (Party B’s downlink short message flow－flow of short messages sent upward to Party B). The rates are as follows:

Unbalanced Downlink Short Message Flow X (10,000 pieces/month)	Rate (RMB/piece)	Calculation X=(MT-MO) piece/month
X≤10	0.08	X*0.08 (at least RMB 2,000)

10＜X≤30	0.07	(X-100,000)* 0.07+100,000*0.08

30＜X≤100	0.06	(X-300,000)*0.06+200,000*0.07+100,000*0.08

X＞100	0.05	(X-1,000,000)*0.05+700,000*0.06+200,000*0.07+100,000*0.08

3.	Allocation of information fees:

The information fees paid by the users for the usage of application service or information service provided by Party B shall be owned by Party B. Party A shall provide Party B with information service fee billing and collection service. All the information service fees incurred by users in the Beijing area, as recorded in the monthly accounts, shall be the information service fees receivable of the Beijing area, 15% of which will be paid by Party B to Party A as the billing and collection service fee and 85% of which will be deemed as income of information fee of Party B. Party A shall deduct the unbalanced communication fees payable by Party B from the 85% of the information fee. If there is still balance after such deduction, Party A shall pay the balance to Party B and request the invoice of service sector thereof; if there is no balance, Party B shall pay the amount owing before the 25th day of each month and provide the invoice thereof upon the receipt of the payment.

4.	The billing period for short message business of Monternet shall commence on 00:00 of the first day of each month and end at 24:00 of the last day of the same month

5.
The billing and settlement shall be based on the statistical data provided by the billing system of Party A. The billing and settlement of business charged by piece shall be based on successful receipt of the user and that charged per month shall be based on actual subscription and successful use of the business in the current month.

6.	The information fees settled by the two Parties shall not include:

(1)	Fees of users (pre-canceling) canceling the phone number;

(2)	Fees of users out of service;

(3)	Silent user fees;

(4)	The fees subject to extreme high average charge of a single item of information;

(5)	Refund (twice as the original charge).

7.
Party A shall provide Party B with the bill of the previous month before the 15th day of each month through SIMS system. Each Party shall check the amount of information fees incurred from the first day to the last day of last month. Party B shall feed back the result of the reconciliation within ten days, otherwise, the reconciliation shall be deemed correct.

8.
If there is balance in the settling account of Party B, notwithstanding any dissidence against the bill of the previous month, Party B shall issue the invoice to Party A before the 18th day (the date when the invoice is delivered to the place designated by Party A) each month, and Party A shall pay Party B the settled information fee in the invoice amount conforming to the reconciliation statement, by the end of the same month after receiving the lawful invoice issued by Party B. That is to say, no matter whether the Parties are able to complete reconciliation or not in due course, settlement shall be made based on the amount indicated on the reconciliation statement, and any deficiency or excess thereof determined in reconciliation shall be paid or refunded in the next period or later.

9.
If there is no balance in the settling account of Party B, notwithstanding any dissidence against the bill of the previous month, Party B shall pay Party A the amount overdue before the 25th  day of each month. Party A shall issue the invoice of the overdue payment upon the receipt. That is to say, no matter whether the Parties are able to complete reconciliation or not in due course, settlement shall be made based on the amount indicated on the reconciliation statement, and any deficiency or excess thereof determined in reconciliation shall be paid or refunded in the next period or later.

10.
Upon receipt of the reconciliation statement at the 15th day of each month, Party B may request for reconciliation if the difference of the information fees and the subscription of GoTone user exceeds 5% or if the difference of the information fees and the subscription of Easyown and M-zone user exceeds success rate of billing of current month, after deducting the fees of users canceling the phone number, pre-canceling the phone number, out of service and silent user and fees subject to extreme high average charge of a single item of information, otherwise, the data provided by Party A shall prevail. In case of any dissidence, the two parties shall understand the reasons and solve it in timely manner according to the real condition.

IV.	Customer Services

1.
Party B must ensure that all Monternet short message services received by user must be the information proactively demanded or subscribed by the user and the content of the information shall be appropriate and lawful. Party A is entitled to monitor and manage the short messages provided by Party B. Please see Appendix I for the management measures.

2.
Party B shall ensure that before using the Monternet services, the clients are sufficiently informed of the basic information of such business, including price, cancellation way, frequency of transmission, use method, main content and the like.

3.
Party B shall provide users with approaches for customer service, including 7*24-hour customer service telephone number and mobile phone number, where the extension telephone shall not be used and the mobile phone shall avoid power-off and call forwarding. Party B shall inform Party A of the customer service numbers. These numbers can only be changed upon the agreement of Party A. The customer service numbers shall be contained in the website and announcement.

4.
Party B shall be responsible for handling the users’ consultation, cost inquiry, appeal and complaints for application/content services, as well as appeal and complaints for failures of communication networks. Party B shall assist Party A in handling the users’ consultation, cost inquiry, appeal and complaints for application services provided by Party B, which are accepted by the customer service department of Party A. Party B shall provide trained personnel for customer service to handle the users’ consultation and complaints and give an answer within the prescribed time limit.

5.
The users' demand for refund as a result of Party B’s failure shall be realized within a prescribed time limit. There are two manners available for refund. a). Party B handles the refund by itself until the user is satisfactory; b). Party A pays the refund and deducts such refund in settling accounts of Party B or Party B repays Party A directly.

6.
During cooperation, in the event of large amount of users’ complaints, reflecting bad service quality of Party B or causing harmful social influences, Party A has the right to suspend the cooperation; in the case is serious enough, Party A is entitled to request Party B to supplement the customer service cost accordingly. The customer service cost shall be calculated by Party A according the actual condition in certain manner of which Party B shall be informed.

V.	Confidentiality Provision

1.
For the purpose of this Agreement, “Proprietary Information” refers to the information which one party obtains from the other party (“Disclosing Party”) in the process of cooperation that is developed, created and found by the Disclosing Party, or is known, or assigned to the disclosing party and is commercially valuable to the disclosing party. Proprietary Information includes but not limited to relevant business secret, computer program, designs and technologies, ideas, knowhow, process, data, business and product development plan, client information related to the business of the Disclosing Party and the like, or other confidential information received by  the Disclosing Party from other third party. Both parties understand that the Disclosing Party owns and will own the Proprietary Information which is essential to the Disclosing Party. The cooperation between the parties results in non-disclosure and trust relating to Disclosing Party between the parties.

2.
Without the prior consent in writing from the Disclosing Party, the other party shall keep confidential any Proprietary Information, and shall not use or disclose any of such Proprietary Information to any individual or entity, except the disclosure required by the implementation of obligations hereunder.

3.
The Parties shall keep confidential this cooperation and the content hereof. Without prior written consent of the other Party, no Party shall disclose to any third party this cooperation and the content of this Agreement between the Parties.

4.	These non-disclosure provisions shall not terminate due to the termination hereof; instead they are valid permanently.

VI.	Exemption

Either Party who is unable to perform or fully perform this Agreement due to accidental events or force majeure shall bear no liability for breach of contract for the other Party. The Party(ies) encountering the aforesaid force majeure shall forthwith notify the other Party in writing of conditions of such event and produce within ten working days the valid supporting documents on particulars of event. When the impact of force majeure no longer exists, both Parties will decide through consultations whether to continue to perform this Agreement by one party or both parties.

VII.	Liabilities for Breach of Contract

1.	Any failure of one party to perform any clause under this Agreement or the Appendix will be deemed as breach of contract.

2.
Either party shall, after receiving the notification send through SIMS system or in writing from the other party specifying breach of contract, if such breach is confirmed to be true, conduct rectification to the breach within ten working days and send the notification of such rectification to the other party; if such breach is proved not exist, it shall provide a written dissidence or explanation in writing within ten working days to the other party. Under such circumstances, both parties may conduct negotiation for this issue, if negotiation fails, then this matter shall be solved by following the provisions of dispute resolution.

3.
In the event of either Party’s breach of Contract which causes harmful social influences or economic losses to the observant Party, the observant Party shall have the right to request the breaching party to remove the harmful influences and bear compensate the economic losses caused; and the observant party shall have the right to investigate the other Party’s civil liabilities.

VIII.	Settlement of Disputes

Any dispute arising from this Agreement or in connection with this Agreement shall be resolved by both Parties through amicable consultations. Failing which, either Party may refer the dispute to the Beijing Arbitration Commission for arbitration which shall be conducted in Beijing in accordance with the Commission’s arbitration rules in effect at the time. The arbitral award is final and binding upon both parties.

IX.	Validity, Change, Extension and Termination of Agreement

1.
This Agreement shall come into force on May 1, 2008 and expired on April 30, 2009. Either Party shall, within thirty days prior to the expiration of term hereof, have the right to unilaterally inform the other Party in writing of termination of this Agreement. Otherwise, the term hereof shall automatically be extended for six months. The times for extension are unlimited, with six months for each. If any party objects the extension, it shall, within thirty days prior to the expiration of term or current extended term hereof, inform the other Party in writing and this Agreement shall terminate. Both Parties shall deal with other affairs rising from this Agreement upon the expiration hereof. This Agreement shall be valid until both Parties have fully performed all obligations under this Agreement and all payments and compensations between the two Parties have been settled.

2.	If Party B, in accordance with the Monternet cooperation and management measures, removed from the service, this Agreement shall termination at the date of such removal.

3.	This Agreement is made in quadruplicate, three copies for Party A and one copy for Party B. Each copy has the same legal effect.

4.	The Appendixes hereto are integral parts of this Agreement, which have the same legal effect as this Agreement.

5.
During the validity term hereof, both Parties shall modify or terminate this Agreement through consultations Any Party shall inform the other Party of the modification or termination of this Agreement through SIMS system in writing 30 days in advance. Any Party unilaterally terminating this Agreement shall be responsible for any loss which the other Party sustains as a result of such termination, except for the other Party’s early breach of this Agreement.

6.
Any direct or indirect violation of any provision of this Agreement, or non-performance or delayed or incomplete performance of obligations under this Agreement, shall constitute breach of this Agreement. The observant Party has the right to request the breaching Party to correct such breach, take sufficient and effective measures in timely manner to eliminate the consequences thereof and compensate the losses incurred therefrom. If the breaching Party fails to correct such breach within ten days after receiving the notice thereof from the observant Party, the observant Party has the right to unilaterally inform the breaching Party through SIMS system (which is regarded as being successfully delivered at receiving the issued notice by SIMS) or in writing of the termination of this Agreement and investigate the other Party’s liabilities for the breach.

Representative of Party A: (signature)	Representative of Party B: (signature)

Seal of Party A	Seal of Party B

Date of Signing: April 30, 2008	(Special Contract Seal of Beijing AirInbox Information Technologies Co., Ltd.)

Appendix I: Monternet SP Cooperation and Management Measures, Short Message Section

The former agreements entered into by the two Parties shall automatically terminate at the date of effectiveness of this Agreement. (Seal)

No. 06, Haidian Local Tax Bureau, Beijing

Special seal for stamp tax, payment received

Tax payment seal 20,952.28

WSPZZ: No. 1768484

January 13, 2009

Place for Affixing of Tax Stamps
(Seal of Beijing AirInbox Information Technologies Co., Ltd.)

Column for Examination and Registration by Registration Authority:

(Special Seal of Beijing AirInbox Information Technologies Co., Ltd.,Contract)
Person-in-Charge: (seal)	Technology Contract Registration Authority (Special-Purpose Seal) June 18, 2008